                    AMENDED AND RESTATED SERVICING AGREEMENT

                  AMENDED AND RESTATED SERVICING AGREEMENT ("Agreement") dated as of the 15th day of September, 1997, by and among THE CHASE MANHATTAN BANK, a banking corporation organized under the laws of the State of New York and having its principal place of business in New York, New York ("CMB"), CHASE MANHATTAN BANK USA, NATIONAL ASSOCIATION, a banking association organized under the laws of the United States and having its principal place of business in Wilmington, Delaware ("CUSA"), CHASE FINANCIAL HOLDINGS, INC., an Ohio corporation with its principal place of business in Cleveland, Ohio ("CFHI"), CHASE FINANCIAL ACCEPTANCE CORPORATION, an Ohio corporation with its principal place of business in Cleveland, Ohio ("CFAC," and collectively with CMB, CUSA and CFHI, "Chase"), CHASE FINANCIAL MANAGEMENT CORPORATION, an Ohio corporation with its principal place of business in Cleveland, Ohio (the "Chase Servicer"), and THE CIT GROUP/SALES FINANCING, INC., a Delaware corporation ("CIT"), with offices at 650 CIT Drive, Livingston, New Jersey 07039, as servicer (the "Servicer").

                                    RECITALS

                  WHEREAS, Chase, CIT and The CIT Group/Consumer Finance, Inc.
(NY) ("CITNY") entered into that certain Agreement dated as of May 9, 1997 (the "Purchase Agreement") pursuant to which CIT and CITNY acquired from Chase certain assets relating to its marine and recreational vehicle lending businesses (the "Acquisition");

                  WHEREAS, in connection with the Acquisition, Chase, the Chase Servicer and CIT entered into the Servicing Agreement, dated as of May 9, 1997, as amended by Amendment No. 1 thereto, dated as of August 13, 1997 (the "Original Servicing Agreement"), pursuant to which Chase and the Chase Servicer retained the Servicer to service or subservice the Accounts and the Servicer agreed to perform such services in accordance with the terms and conditions set forth in the Original Servicing Agreement; and

                  WHEREAS, Chase, the Chase Servicer and CIT desire to amend and restate the Original Servicing Agreement in its entirety as set forth in this Agreement and the Exhibits referred to herein;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed that the Original Servicing Agreement is hereby amended and restated in its entirety as follows:


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                                                                               2

                             ARTICLE I - DEFINITIONS

                  All capitalized terms not otherwise defined herein are used as defined in the Purchase Agreement and the following words and phrases, unless the context otherwise requires, shall have the following meanings:


                  1.1. Accounts - shall mean the collective reference to the Chase Accounts, the New Securitization Accounts and the Old Securitization Accounts;

                  1.2. Account Owner - shall mean, (i) with respect to a Chase Account, CMB, CUSA, CFAC or CFHI, as the case may be, (ii) with respect to an Old Securitization Account, the trustee, acting on behalf of the certificateholders, identified in the related Pooling and Servicing Agreement and (iii) with respect to a New Securitization Account, the trustee, acting on behalf of the certificateholders, or trust identified in the related New Securitization Servicing Agreement;

                  1.3. Aggregate Losses - shall mean, with respect to any calendar year or partial calendar year, an amount equal to (x) the sum of the Losses for such calendar year or partial calendar year, less (y) any recoveries (including, but not limited to, sales proceeds and insurance credits) received during such calendar year or partial calendar year in respect of Accounts in default in, and included in the calculation of Aggregate Losses with respect to, any prior calendar year or partial calendar year.

                  1.4. Agreement - shall mean this Agreement, as the same may be amended from time to time, and any Exhibits hereto;

                  1.5. Business Day - shall be any day other than (i) a Saturday or Sunday, or (ii) a day in which banking institutions in New York, New York, Cleveland, Ohio or Oklahoma City, Oklahoma are authorized or obligated by law or executive order to be closed;

                  1.6. Chase Accounts - shall mean the collective reference to the Retained Accounts and the Repurchase Accounts;

                  1.7. Loss - shall mean with regard to any Account in default the amount obtained by adding to the principal balance of such Account (i) accrued interest, (ii) collection and insurance charges applicable to such Account (including, but not limited to, any expenses for which the Servicer is reimbursed pursuant to Section 8.3 hereof), (iii) repossession and liquidation expenses incurred in connection with such Account (including, but not limited to, any expenses for which the Servicer is reimbursed pursuant to Section 8.3 hereof) and (iv) forbearance expenses incurred in connection with such Account, less any recovery on such Account including, but not limited to, sales proceeds and insurance credits. Forbearance expenses shall be deemed to include any losses incurred in connection with a bankruptcy court ordered modification of the terms of the Account. Accrued interest is calculated at (a) the rate disclosed in the Account or (b) in the case of precomputed Accounts in which no rate is disclosed, at the interest rate which the Chase Servicer would be obligated to use in computing the unpaid principal balance pursuant to the Rule of 78's or actuarial


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                                                                               3



method, as applicable, in the event of prepayment by the Obligor under any such Account, from the last day paid to the Date of Repossession. Date of Repossession shall be the date on which the Notice of Sale is sent to the Obligor. Repossession inventory (meaning those Accounts for which the Chase Servicer has mailed a Notice of Sale) prior to the Transfer Date will not be taken into consideration when calculating Losses;

                  1.8. New Securitization Account - shall mean each Retained Account that is included in a New Securitization;

                  1.9. New Securitization Servicing Agreement - shall have the meaning referred to in Section 4.4 hereof;

                  1.10. Old Securitization Account - shall mean each conditional sales contract, retail installment sales agreement or note relating to a marine or recreational vehicle loan, and each security agreement or preferred ship mortgage related thereto, included in an Old Securitization;

                  1.11. Repurchase Account - shall mean each conditional sales contract, retail installment sales agreement or note relating to a marine or recreational vehicle loan, and each security agreement or preferred ship mortgage related thereto, that was transferred by Chase in connection with an Old Securitization, or a New Securitization or transferred to CIT or CITNY pursuant to the Purchase Agreement and subsequently repurchased by Chase as a result of a breach of representation and warranty made by Chase in connection with such Old Securitization, New Securitization or the Purchase Agreement, as the case may be;

                  1.12. Retained Account - shall mean each conditional sales contract, retail installment sales agreement or note relating to a marine or recreational vehicle loan, and each security agreement or preferred ship mortgage related thereto, retained by Chase on or after the Closing Date, other than (i) any such conditional sales contract, retail installment sales agreement or note relating to a marine or recreational vehicle loan, and each security agreement or preferred ship mortgage related thereto, transferred to CIT or CITNY pursuant to the Purchase Agreement on the Cut-Off Date Closing Date or
(ii) any New Securitization Account.

                       ARTICLE II - RETENTION OF SERVICER;
                         SERVICER'S GENERAL OBLIGATIONS

                  2.1. Chase and the Chase Servicer retain the Servicer as an independent contractor to provide the services described in this Agreement during the term of this Agreement, and the Servicer agrees to perform such services in accordance with the terms and conditions contained in this Agreement.

                  2.2. In the performance of its duties hereunder, the Servicer shall be an independent contractor acting on its own behalf and for its own account. It shall have no authority, express or implied, to act in any manner or by any means for or on behalf of Chase or the Chase Servicer in any capacity other than as an independent contractor. It is agreed that the Servicer and Chase, together with the Chase Servicer, are not partners or joint venturers, or agents or assignees of each other.

                  2.3. In the performance of its duties hereunder, the Servicer shall service all Accounts in compliance with the terms of this Agreement, and the underlying Accounts, and will comply in all material respects with all applicable state and federal laws and regulations governing financing, licensing, loan servicing, debt collection, credit reporting, consumer protection, foreclosure and other disposition of collateral, and the protection of any security interest in collateral.

                  2.4. Promptly after the execution and delivery of this Agreement, the Servicer shall deliver to the Chase Servicer a list of key officers of the Servicer that will be involved in, or responsible for, the servicing of the Accounts, and the Chase Servicer shall deliver to the Servicer a list of key officers and employees of the Chase Servicer who have been authorized by Chase Servicer to receive any reports hereunder from the Servicer. Each party shall notify the other party promptly of any changes to such list.

                       ARTICLE III - SERVICING OF ACCOUNTS

                  3.1. The Servicer shall service the Accounts with due care in accordance with the terms of this Agreement and shall have full power and authority, acting alone and subject only to the provisions of this Agreement and applicable law, to do any and all things in connection with the servicing of the Accounts that it believes to be reasonable and necessary to carry out its obligations under this Agreement. The Servicer agrees that it shall service the Accounts using the same standard of care that it uses to service its own loans or credit sales secured by Boats or Recreational Vehicles, except as otherwise specifically provided in Exhibit 3.1 hereto. The Servicer shall not make any change to its current servicing policies and procedures which would have a material effect on the collectibility of the Accounts, including, but not limited to, any change to the policies and procedures set forth in Exhibit 3.1 hereto, without the prior written consent of the Chase Servicer.

                  3.2. The Servicer shall provide servicing of the Accounts which will include the following: collection of principal, finance and other charges; payment processing; payment of any applicable taxes; filing and processing of claims under insurance policies; filing claims in bankruptcy proceedings; making reports as set forth in Exhibit 3.1 hereto and as otherwise reasonably required; liquidation, repossession and foreclosure; and other services with respect to the Accounts customarily provided by servicers servicing these types of assets.


                  3.3. The Chase Servicer understands and agrees that the Servicer shall have no monetary obligation to remit to the Chase Servicer any sums due on a Account, unless a payment is received from the Obligor, an insurer or any other party (such as proceeds on sale of collateral) on a Account.

                  3.4. The Servicer shall take all actions that are necessary or desirable to maintain continuous perfection and priority of the rights, title and interests of the Account


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                                                                               5


Owners (or of the originators in the case of any New Securitization Accounts) in the Boats and Recreational Vehicles securing the Accounts, including, but not limited to, the notation on certificates of title and the recording, filing and refiling of all financing statements, continuation statements, preferred ship mortgages or other instruments. In addition, if the Servicer discovers any deficiency in the priority or perfection of the security interest in a Boat or Recreational Vehicle constituting security for any Account or any other defect in the documents constituting a part of any Account, which deficiency or defect can be corrected, the Servicer shall use its best efforts to correct such deficiency or defect.

            ARTICLE IV - SUBSERVICING OF OLD SECURITIZATION ACCOUNTS;
                    SERVICING OF NEW SECURITIZATION ACCOUNTS

                  4.1. CMB and the Chase Servicer, in their respective capacities as "Servicers" under the Pooling and Servicing Agreements, hereby designate and appoint the Servicer as a subservicer as of the Transfer Date under the Pooling and Servicing Agreements with respect to the Old Securitization Accounts. The Servicer hereby agrees to perform and comply with each and every duty and obligation of CMB or the Chase Servicer, as the case may be, as "Servicer" under the Pooling and Servicing Agreements with respect to the Old Securitization Accounts, except such duties and obligations which are set forth on Exhibit 4.1 hereof as the continuing responsibilities of CMB or the Chase Servicer. The Servicer shall have full power and authority to perform all duties, and to exercise all rights and remedies, of CMB or the Chase Servicer, as the case may be, as Servicer under the Pooling and Servicing Agreements, except for such duties, rights and remedies as are reserved for CMB or the Chase Servicer as set forth on Exhibit 4.1 hereof.

                  4.2. CMB and the Chase Servicer, in their respective capacities as "Servicers" under the Pooling and Servicing Agreements with respect to the Old Securitization Accounts, hereby agree that neither shall consent to any material change to the provisions of the Pooling and Servicing Agreements to which it is a party relating to the servicing of the Old Securitization Accounts without the prior written consent of the Servicer, which such consent shall not be unreasonably withheld.

                  4.3. In the event that the Servicer shall fail to perform any obligation or satisfy any liability undertaken or assumed by the Servicer hereunder, CMB or the Chase Servicer, as the case may be, shall remain obligated and be liable in accordance with the terms of the Pooling and Servicing Agreements to which it is a party without diminution of any such obligation or liability by virtue of the appointment of the Servicer hereunder; provided, however, that CMB or the Chase Servicer, as the case may be, shall be entitled to indemnification of any such obligation or liability to the extent set forth in Section 10.1 hereof.

                  4.4. The Servicer has agreed under the Purchase Agreement to use its best efforts to enter into one or more agreements (each a "New Securitization Servicing Agreement") in connection with each New Securitization pursuant to which it will agree to service the related New Securitization Accounts on and after the closing date with respect to such New Securitization. If the Servicer enters into any New Securitization Servicing Agreement, the Servicer hereby agrees to perform and comply with each and every duty of the "Servicer" under such New Securitization Servicing Agreement with respect to the New Securitization Accounts subject thereto.

                    ARTICLE V - CONVERSION OF ACCOUNT RECORDS
            AND OTHER DOCUMENTS FROM THE CHASE SERVICER TO THE SERVICER

                  5.1. In order to enable the Servicer to fulfill its obligations under this Agreement, the Chase Servicer shall timely and effectively cooperate with and assist the Servicer in, and the Servicer shall effect, a conversion of the Accounts to the Servicer's computer system on or before October 1, 1997.

                  5.2. On or prior to the Transfer Date, Chase or the Chase Servicer shall provide to the Servicer limited powers of attorney to endorse checks for deposit only and other instruments of payment in the Account Owners' names, to sign other documents necessary to the continued perfection of any security interest, to release liens upon full payment or upon resale of collateral after repossession, and to initiate suits in the Account Owner's name on Accounts upon which there has been a default.

                  5.3. The Chase Servicer and the Servicer shall produce the following notices in mutually acceptable forms:

               (a) Notices to the Obligors of the transfer of the servicing of the Accounts to the Servicer in accordance with applicable state and federal laws and regulations; and

               (b) Notices to all insurance companies, taxing authorities and tax sources as appropriate of the transfer of the servicing of the

          Accounts to the Servicer.

                  5.4. On and after the Transfer Date, the Chase Servicer will
(i) continue to cooperate with and provide documents to the Servicer as reasonably necessary in order to facilitate the servicing of the Accounts and
(ii) promptly forward to the Servicer any correspondence and payments received by the Chase Servicer which appropriately should have been sent to the Servicer.

               ARTICLE VI -- THE SERVICER'S SERVICING OBLIGATIONS

                  6.1. During the term hereof, the Servicer shall retain information on its computer system relating to the Accounts (the "Computer Files") and shall provide the Chase Servicer with on-line computer terminal access at the Chase Servicer's office to such Computer Files.

                  6.2. In the event Chase or the Chase Servicer desire some special services not specified herein, the Servicer shall use its best efforts to provide such services if the Servicer reasonably concludes that such services are reasonably attainable and technically feasible. There will be no additional fee or charge for additional services unless the Servicer notifies Chase or the Chase Servicer, as the case may be, in advance of providing such services of the additional charge and Chase or the Chase Servicer agree to the charge in writing.

                  6.3. CMB, the Chase Servicer or the Account Owners, as set forth in the Pooling and Servicing Agreements, may retain physical possession of the Files. The Servicer shall maintain all documents it holds relating to the Accounts in a safe, up-to-date manner. The Servicer may, at its sole expense, use the services of a file storage and retention company reasonably acceptable to the Chase Servicer. In the event the Servicer obtains any original documents relating to the Accounts, the Servicer shall hold them in trust for the Account Owners. Any original documents relating to the Accounts held by the Servicer shall be maintained in fire-proof files, except those documents held by a file storage and retention company reasonably acceptable to the Chase Servicer which does not offer fire-proof storage. The Servicer shall exercise reasonable care in handling and delivering the documents in its files relating to the Accounts. Unless otherwise requested by the Chase Servicer or unless otherwise required by governmental rule, the Servicer shall retain the documents in its files relating to the Accounts during the time the Account Owners own the Accounts and for the term of this Agreement. However, the Servicer shall, upon request of the Chase Servicer, forward to the Chase Servicer the documents in its files relating to an Account and the related repossession file after the sale of the repossessed Boat or Recreational Vehicle. The Servicer shall maintain the privacy of the Obligors in accordance with all applicable governmental rules. The Servicer shall deliver any of the documents in its files relating to an Account to Chase or the Chase Servicer upon request.

                  6.4. The Servicer does not warrant by its acceptance of any original document relating to the Accounts or any copy of any such document, forwarded to it by the Chase Servicer, or the related Account Owner, that such document is legally valid or enforceable in any respect.

                  6.5. The Servicer shall retain the Computer Files and other data and records (including, without limitation, computerized records) relating directly to or maintained in connection with the servicing of the Accounts, which Computer Files, data and records shall be clearly marked to reflect that the Accounts are owned by the Account Owners, at the address of the Servicer, or upon thirty (30) days' advance notice to the Chase Servicer at such other place where the servicing offices of the Servicer are located and shall be readily separable from the other files or property of the Servicer.

                  6.6. Upon the termination of this Agreement, the Servicer shall, upon request of the Chase Servicer, deliver to the Chase Servicer, at the Chase Servicer's expense (unless such termination is by the Chase Servicer for "cause" pursuant to Section 12.3(a) hereof or is a result of a default by the Servicer hereunder), all data and records (including, without limitation, computerized records) created or used for the servicing of the Accounts and all monies received by the Servicer. In addition to delivering such data, records and monies, the Servicer shall, at the Chase Servicer's expense (unless such termination is by the Chase Servicer for "cause" pursuant to Section 12.3(a) hereof or is a result of a default by the



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                                                                               8


Servicer hereunder), use reasonable efforts to effect the orderly and efficient transfer of the servicing of the Accounts with respect to which such termination shall have occurred to such party as may have been appointed by the Chase Servicer to assume responsibility for such servicing, including, without limitation, directing the Obligors to remit all payments in respect of the Accounts to an account or address designated by the Chase Servicer.

                  6.7. In order to facilitate the servicing of the Accounts by the Servicer, CMB and the Chase Servicer hereby appoint the Servicer, with respect to any payments remitted on an Account by any Obligor or other person on behalf of an Obligor directly to the Servicer, to retain possession of such payment as custodian and bailee of CMB or the Chase Servicer, as the case may be. The Servicer shall cause each of such payments to be processed and deposited in the manner set forth in Article VII on the Business Day following receipt or as otherwise directed by the Chase Servicer in writing.

                  6.8. The Servicer shall process normal payoffs of Accounts by quoting amounts due, accepting payoff amounts, stamping the original contracts relating to such Accounts "Paid" and returning them to Obligors, and releasing liens as required.

                  6.9. If payment of any amount due with respect to an Account is not received from a Obligor within eleven (11) days after the date such payment is due under the Account, the Servicer shall, consistent with the Servicer's collection policies and procedures specified in Exhibit 3.1, contact such Obligor to effect collection and to discourage delinquencies in payments on such Account, doing so by lawful means, including, but not limited to, the following:

                    (a) Attempting to contact Obligors by telephone to encourage payment;

                    (b) Mailing of past due notices as necessary;

                    (c) Preparing and mailing of collection letters;

                    (d) Mailing reminder notices to Obligors as deemed
               necessary;

                    (e) Using skip tracing techniques to locate missing
               Obligors;

                    (f) Using field calls directly on Obligors;

                    (g) Identifying and taking action on reasonable alternatives to avoid or minimize losses; and

                    (h) Initiating all steps leading to termination or
               foreclosure actions deemed necessary.

                  Upon receipt of proceeds with respect to any defaulted Account, the Servicer shall deposit all the proceeds collected without deduction for any fee or amount due the



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                                                                               9

Servicer (except for retention of fees pursuant to Section 8.2 hereof), as provided in Article VII and provide to the Chase Servicer an itemized accounting.

                  6.10. Based on an Obligor's reasons for delinquency, the Servicer may grant extensions (monthly payment deferrals) in accordance with the criteria set forth on Exhibit 3.1 to those Obligors having temporary cash flow problems. The Servicer shall exercise care in offering extensions so as not to defer obvious losses. The Servicer shall provide to the Chase Servicer on the 15th day of each month a list of all extensions granted during the preceding calendar month and the reasons for such extensions or modifications. The Chase

Servicer reserves the right to direct the Servicer with respect to loss mitigation strategies, to require the Servicer to initiate repossession or to direct the Servicer to refrain from repossession, based on reasonable criteria communicated in writing from time to time.

                  6.11. The Servicer shall not waive or release any right to collect any amount due under the Accounts; provided, however, that in connection with the settlement of a defaulted Account, the Servicer may forgive a portion of such Account if, in its discretion, it believes that the acceptance of the settlement proceeds from the related Obligor would result in the receipt of an amount of collections greater than the net proceeds that would result from repossessing and liquidating the related Boat or Recreational Vehicle, taking into account any payments that would be required by law to be remitted to the Obligor and other expenses customarily deducted from sales proceeds in connection with sales or other dispositions of Boats or Recreational Vehicles, as the case may be.

                  6.12. In the event repossession or foreclosure proceedings are instituted in respect of the Accounts, whether by the Servicer or otherwise, then and until otherwise directed by the Chase Servicer, the Servicer, from the date of the commencement thereof until the termination thereof and the conveyance of title, or until other disposition of the Account Owner's interest in the financed Boat or Recreational Vehicle, shall manage and protect the financed Boat or Recreational Vehicle, including the maintenance of insurance against loss and damage. If an insurer of any such Boat or Recreational Vehicle shall from time to time direct the Servicer with respect to the manner or procedure of the performance of any of the duties and services referred to in this Agreement, the Servicer will perform such duties and services in accordance with such direction, anything herein to the contrary notwithstanding. The Servicer shall be paid additional reasonable compensation as agreed by the parties and be reimbursed for its expenses if the Chase Servicer or any insurer requests that it take actions beyond the scope of this Agreement.

                  6.13. Unless repossessed or liquidated in accordance herewith, the Servicer shall commence foreclosure proceedings against, or otherwise comparably convert the ownership of any collateral securing a defaulted Account as to which no satisfactory arrangements can be made for collection of delinquent payments. In connection with such foreclosure proceedings or other conversion, the Servicer shall follow the same practices and procedures as it does with its own loans or credit sales, except as otherwise specifically provided in Exhibit 3.1 hereto, and shall be in compliance with all applicable federal, state and local laws and governmental rules. The Servicer shall also arrange the foreclosure sale of repossessed Boats and Recreational Vehicles and Boats and Recreational Vehicles taken by



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                                                                              10


the Servicer in full satisfaction of any debt in accordance with the criteria set forth herein or on Exhibit 3.1. The Servicer shall utilize its best efforts to sell repossessed collateral in such a manner as to minimize losses. The Servicer warrants that its servicing will not prejudice the rights of the Account Owners with respect to the Accounts, including the right to collect deficiency amounts due under the Accounts after repossession or foreclosure.

                  6.14. The Servicer shall not initiate any litigation in the name of Chase or the Chase Servicer or pursue any deficiency balance without Chase's or the Chase Servicer's advance written consent; provided, however, that
(i) the Servicer may initiate litigation to recover possession of or to foreclose upon collateral securing the Accounts and (ii) the Servicer may initiate collection suits or actions to recover deficiencies, provided that any legal counsel retained by the Servicer in connection therewith shall be compensated on a contingency basis and the total amount of "out-of-pocket" expenses of such counsel to be reimbursed shall not exceed the amount set forth in Section 8.3(b) hereof. The Servicer hereby agrees that prior to the initiation of any litigation to collect amounts owing with respect to an Account, the Servicer shall review the files, including but not limited to the Computer Files, relating to such Account to determine if such files indicate that there exist facts which might constitute a defense or counterclaim in any such litigation. If such review of the files indicates the existence of facts which might constitute a defense or counterclaim, the Servicer shall not initiate any litigation with respect to such Account without the prior written consent of the Chase Servicer. The Servicer shall give the Chase Servicer prompt written notice of all litigation including any claims or counterclaims asserted by the Obligor or any other party.

                  6.15. The Servicer shall apply payments received on the Accounts in accordance with the priorities as set forth on Exhibit 6.15 hereto, except as otherwise provided in any New Securitization Servicing Agreement, including the procedures for handling insurance proceeds under insurance policies relating to the Accounts.

                  6.16. The Servicer agrees at its own cost and expense to maintain adequate fidelity bond coverage of the officers and employees of the Servicer who handle or may have occasion to handle or control any funds collected by the Servicer or documents and papers relating to the Accounts under this Agreement. Such fidelity bond shall protect against losses, including forgery, theft, embezzlement and fraud and the coverage under the fidelity bond shall be at least $5,000,000. On or prior to the Transfer Date, the Servicer shall furnish to the Chase Servicer certification by the carrier of such fidelity coverage attesting to the form or type of bond evidencing such coverage, together with the amount, term, date of commencement, anniversary or renewal date and name of insured and affirmatively assuring the Chase Servicer that such coverage cannot be changed, other than by an increase in amount, or cancelled without prior written notice to the Chase Servicer. Regardless of any provisions contained in this Agreement which require the Servicer to maintain fidelity bond coverage, the Servicer shall not be relieved of and from its accountability and responsibility to Chase and the Chase Servicer for the proper performance under this Agreement of the duties and obligations to be performed hereunder by the Servicer.

                      ARTICLE VII - DEPOSIT OF COLLECTIONS

                  7.1. Except as otherwise specified in any Pooling and Servicing Agreement with respect to any Old Securitization Account or in any New Securitization Servicing Agreement with respect to any New Securitization Account, upon the Servicer's receipt of any payment on the Accounts, including principal, interest, insurance proceeds, liquidation proceeds or any other proceeds on any Account, however or from whomever made, the Servicer shall within two (2) Business Days deposit such payment by wire transfer of immediately available funds to account number 322-006716 (ABA Routing Number 021000021) at The Chase Manhattan Bank in the Chase Servicer's name. The Servicer shall have no rights to such payments. The Servicer shall insure that deposits into such account with respect to the Accounts will be accomplished and recorded in such manner as to permit auditing of such transactions in accordance with the terms hereof.

             ARTICLE VIII - COMPENSATION TO THE SERVICER; ADDITIONAL
              COMPENSATION TO THE SERVICER; OUT-OF-POCKET EXPENSES

                  8.1. In consideration of its services provided hereunder with respect to the Old Securitization Accounts, the Chase Servicer shall pay to the Servicer a servicing fee for each calendar month equal to one-twelfth of the product of 0.50% and the aggregate outstanding principal balance (excluding any separate notes or amounts due from any Obligor for taxes, insurance or other advances) of all Old Securitization Accounts at the close of business on the last day of the preceding calendar month. The Chase Servicer shall, upon receipt of a bill for such service fees and/or out-of-pocket costs described in Section
8.3 hereof, remit payment to the Servicer of such amounts within 30 days of receipt.

                  8.2. The Servicer shall be entitled to retain the following fees payable in respect of the Accounts as additional compensation: late payment fees, extension fees and transfer of equity and assumption fees accruing and collected by the Servicer after the Transfer Date. The Servicer shall be responsible for paying all amounts due dealers in respect of dealer participations on the Accounts accruing on and after the Transfer Date, which such payments shall be based upon the information recorded on the conversion tape provided to the Servicer by the Chase Servicer as of the Transfer Date. The Servicer shall not be responsible for paying any other amounts due dealers in respect of dealer participations. The Servicer shall have no liability for defenses, counterclaims, off-sets or recoupments arising under or in connection with events which occur prior to the Transfer Date.

                  8.3. The Servicer shall be responsible for all of its own expenses and costs in carrying out its obligations under this Agreement, except that the Chase Servicer shall reimburse the Servicer for the following "out-of-pocket" expenses:

                  (a) Customary or necessary repossession expenses reasonably incurred in connection with the transporting, repair, care, custody, control and resale of repossessed Boats or Recreational Vehicles; provided, however, that the Servicer shall not incur, and the Chase Servicer shall not be obligated to reimburse the Servicer for, expenses in excess of the dollar amounts set forth on Exhibit 3.1, unless the express written consent of the Chase Servicer is obtained in advance of the time such expenses are incurred;

                  (b) Expenses of legal counsel retained to enforce Accounts after default and the related court costs; provided, however, that the Servicer shall not incur, and the Chase Servicer shall not be obligated to reimburse the Servicer for, more than $1,000 for legal fees on any Account, unless the express written consent of the Chase Servicer is obtained in advance of the time such fees are incurred; and

                  (c) Any amounts paid or advanced by the Servicer to pay taxes or to satisfy any tax lien on any Boat or Recreational Vehicle.

                  8.4. In consideration of its services provided hereunder with respect to the Chase Accounts and the New Securitization Accounts, the Chase Servicer shall pay to the Servicer the fee as agreed to and specified in that certain Fee Letter, as amended, dated as of May 9, 1997, among Chase, the Chase Servicer and the Servicer (the "Fee Letter").

                   ARTICLE IX - REPRESENTATIONS AND WARRANTIES

                  9.1. The Servicer represents and warrants to Chase and the Chase Servicer that as of the Closing Date and as of the Transfer Date:

                  (a) The Servicer (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware,
         (ii) is qualified to transact business in each jurisdiction in which failure to so qualify would render any Account unenforceable in such jurisdiction and (iii) has the corporate power to own its property, to conduct its business and to service the Accounts hereunder;

                  (b) The Servicer has the corporate power and authority to enter into and perform its obligations under this Agreement and this Agreement has been duly authorized, executed and delivered by the Servicer and constitutes a valid and legally binding obligation of the Servicer, enforceable in accordance with its terms;

                  (c) The execution, delivery and performance of this Agreement by the Servicer will not violate any provision of any existing law or regulation or any order or decree of any court or the charter or the by-laws of the Servicer or any mortgage, indenture, contract or other agreement to which the Servicer is a party or by which the Servicer and any of its property or assets may be bound;

                  (d) The Servicer is not required to obtain any consent, license, approval or authorization, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery and performance of this Agreement;

                  (e) The Servicer has, or will have prior to the Transfer Date, sufficient personnel and equipment, including but not limited to computer, bookkeeping and record keeping capabilities, to perform its obligations under this Agreement; and

                  (f) There is no litigation or administrative proceeding of or before any court, tribunal or governmental body pending or, to the best of the Servicer's knowledge, threatened, which could reasonably be expected to affect adversely the validity or enforceability of this Agreement or the ability of Servicer to service the Accounts hereunder in accordance with the terms hereof or which could reasonably be expected to have a material adverse effect on the financial condition of the Servicer.

                  9.2. Each of CMB, CUSA, CFHI, CFAC and the Chase Servicer represents and warrants to the Servicer that as of the Closing Date and as of the Transfer Date:

                  (a) It (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and
         (ii) has the corporate power to own its property and to conduct its business;

                  (b) It has the corporate power and authority to enter into and perform its obligations under this Agreement and this Agreement has been duly authorized, executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable in accordance with its terms;

                  (c) The execution, delivery and performance of this Agreement by it will not violate any provision of any existing law or regulation or any order or decree of any court or its charter or the by-laws or any mortgage, indenture, contract or other agreement to which it is a party or by which it and any of its property or assets may be bound;

                  (d) It is not required to obtain any consent, license,

         approval or authorization, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery and performance of this Agreement;

                  (e) There is no litigation or administrative proceeding of or before any court, tribunal or governmental body pending or, to the best of its knowledge, threatened, which could reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement; and

                  (f) All data provided to the Servicer as to the balances of the Accounts is correct in all material respects.

                          ARTICLE X - MUTUAL INDEMNITY


                  10.1. The Servicer agrees to indemnify Chase and the Chase Servicer and hold Chase and the Chase Servicer harmless from and against any and all losses, liabilities, claims, damages and actions, including reasonable attorneys' fees, reasonable accountants' fees and court costs, arising out of
(i) the Servicer's failure to comply with its obligations, warranties, representations and covenants contained in this Agreement, (ii) the negligent action taken or negligent omission of the Servicer in performing its duties hereunder or (iii) the Servicer's erroneous calculation of the participation due any dealer on the Accounts, provided that Chase or the Chase Servicer notifies the Servicer immediately by telephone and thereafter in writing upon receipt of notice of any such claim made by a dealer; provided, however, that the Servicer shall not be liable for any losses, liabilities, claims, damages or actions arising out of any breach by Chase or the Chase Servicer of any of their obligations, warranties or representations in this Agreement.

                  10.2. Chase and the Chase Servicer agree to indemnify the Servicer and hold the Servicer harmless from and against any and all losses, liabilities, claims, damages and actions, including reasonable attorneys' fees, reasonable accountants' fees, and court costs, arising out of (i) Chase or the Chase Servicer's breach of any of their obligations, warranties, representations and covenants contained in this Agreement, (ii) any events which occurred prior to the Transfer Date, (iii) Chase or the Chase Servicer's assignment to the Servicer of Authorizations for Automatic Payment relating to Automated Clearing House electronic fund transfers from the Accounts of Obligors or (iv) any claim by a dealer for an amount in respect of dealer participations greater than the amount that would be payable to such dealer based upon the information recorded on the conversion tape provided to the Servicer by the Chase Servicer, provided that the Servicer notifies Chase and the Chase Servicer immediately by telephone and thereafter in writing upon receipt of notice of any such claim made by a dealer; provided, however, that neither Chase nor the Chase Servicer shall be liable for any losses, liabilities, claims, damages or actions arising out of any breach by the Servicer of any of its obligations, warranties or representations in this Agreement.

                 ARTICLE XI - AUDIT RIGHTS: FINANCIAL STATEMENTS

                  11.1. At all times during the term of this Agreement, the Servicer shall afford the Chase Servicer and the Account Owners and their authorized agents, subject to appropriate notice, reasonable access during normal business hours to audit the Servicer's books, records, data, premises and operations relating to the Accounts and will cause its personnel to assist in any examination of such records. The examination referred to in this Section will be conducted in a timely manner which does not interfere unreasonably with the Servicer's normal operations or customer or employee relations and shall be at the Chase Servicer's or the Account Owner's sole expense.

                  11.2. The Servicer shall deliver to the Chase Servicer on or before March 31 of each year, commencing March 31, 1998, an Officers' Certificate stating, that (i) a review of the activities of the Servicer during the preceding calendar year (or since execution of this

Agreement in the case of the first such Officers' Certificate required to be delivered) and of performance under this Agreement has been made under such officer's supervision, and (ii) to the best of such officer's knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout the period covered by such review, or, if there has been a default in the fulfillment of any such obligations, specifying each such default known to such officer and the nature and status thereof.

                  11.3. Annually on or before each March 31st, commencing March 31, 1998, so long as the Servicer shall be servicing Accounts, the Servicer shall, at its option, either (a) provide the Chase Servicer's auditors with adequate information and access to financial data, Account data, systems, procedures, testing and support to enable the Chase Servicer's auditors to provide the following described report or (b) furnish to the Chase Servicer a statement for the most recently ended calendar year certified by a firm of independent public accountants with respect to the Servicer to the effect that such firm has examined certain documents and records relating to the servicing of the Accounts and that, on the basis of an examination conducted substantially in compliance with a recognized program for auditing the servicing of loans similar to the Accounts, that such firm is of the opinion that such servicing has been conducted in compliance with this Agreement except for (i) such exceptions as such firm shall believe to be immaterial and (ii) such other exceptions as shall be set forth in such statement.

                       ARTICLE XII - TERM AND TERMINATIONS

                  12.1. Unless sooner terminated as herein provided or by mutual agreement, this Agreement shall continue from the date hereof during the term of the Accounts and until all of the principal, finance charges and other charges of all of the Accounts are paid in full, or until proceedings to foreclose are terminated finally and title to all collateral which are the subject of such proceeds is liquidated and received by the Chase Servicer or the Account Owner.

                  12.2. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall become and be terminated immediately with respect to all Accounts other than the New Securitization Accounts upon the mailing of written notice of termination by the party described below upon the occurrence of any one or more of the following events:

                  (a) By the Chase Servicer in the event that, subject to
         Section 15.7 hereof, due to a delay attributable to the Servicer, the Transfer Date shall not have occurred on or before October 1, 1997. In such circumstance, the Servicer will pay the Chase Servicer, promptly after the end of each calendar year over the life of the Accounts, the difference, if any, between (x) the fees to be paid to any third-party substitute servicer under a servicing agreement negotiated in good faith by Chase and such third-party substitute servicer and (y) the product of (i) 0.50% and (ii) the quotient obtained by dividing (A) the sum of the aggregate principal balances of all Accounts as of the close of business on the last Business Day of each month of such calendar year by (B) twelve (12).

                  (b) By the Chase Servicer in the event of any failure by the Servicer to make any deposit or payment, or to remit to the Chase Servicer any payment, required to be made under the terms of this Agreement, any Pooling and Servicing Agreement or any New Securitization Servicing Agreement which continues unremedied for a period of two Business Days after notice of such failure, but in any event not more than five Business Days after receipt of written notice of such failure; or

                  (c) By the Chase Servicer in the event of a failure on the part of the Servicer to deliver reports to the Chase Servicer or the Account Owners which failure continues unremedied for a period of five
         (5) Business Days after receipt of written notice of such failure, or

                  (d) By the non-defaulting party, other than as a result of voluntary proceedings (covered by (e) below), if the other party shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator or trustee of such party or of all or substantially all of its property or approving any petition filed against such party for its reorganization, and such adjudication or order shall remain in force or unstayed for a period of thirty (30)

         days; or

                  (e) By either party if the other party shall institute proceedings for voluntary bankruptcy, or shall file a petition seeking reorganization under the federal bankruptcy laws or for relief under any law for the relief to debtors, or shall consent to the appointment of a receiver of such party or of all or substantially all of its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due; or

                  (f) By the Chase Servicer if the Servicer shall assign or delegate its rights or its duties hereunder to any Person other than an Affiliate without the prior written consent of the Chase Servicer; or

                  (g) By the Chase Servicer if the Servicer shall merge with or consolidate into any other corporation, other than a merger by the Servicer into another wholly-owned subsidiary of The CIT Group Holdings Inc., without the prior written consent of the Chase Servicer, which such consent shall not be unreasonably withheld; or

                  (h) By the Chase Servicer if the Servicer shall sell or otherwise dispose of all or substantially all of its property or assets, except to another wholly owned subsidiary of The CIT Group Holdings, Inc., without the prior written consent of the Chase Servicer.

The Servicer agrees that if any of the events specified in subparagraphs (b) through (h) of this Section 12.2 shall happen, it will give written notice thereof to the Chase Servicer within five (5) days after the occurrence of such event.

                  12.3. Notwithstanding any provision of this Agreement to the contrary, this Agreement may also become and be terminated with respect to all Accounts other than the New Securitization Accounts upon the occurrence of any one or more of the following events:

                  (a) The Chase Servicer may terminate this Agreement for "cause" without payment of any additional compensation to the Servicer. If the Chase Servicer terminates this Agreement for "cause" and, as a result of such termination, a servicing systems conversion is required, the Servicer shall pay the expenses of such conversion, including, but not limited to, the expenses of formatting all information into a format acceptable to the successor Servicer. "Cause" shall exist if, during any calendar year or partial calendar year, (i) Aggregate Losses with respect to Accounts secured by Recreational Vehicles exceed 0.80% of the Average Annual Balance (as such term is defined in the Fee

         Letter) for such calendar year or partial calendar year or (ii) Aggregate Losses with respect to Accounts secured by Boats exceed 1.20% of the Average Annual Balance (as such term is defined in the Fee Letter) for such calendar year or partial calendar year. If during any calendar year or partial calendar year (i) Aggregate Losses with respect to Accounts secured by Recreational Vehicles exceed 0.80% of the Average Annual Balance (as such term is defined in the Fee Letter) or (ii) Aggregate Losses with respect to Accounts secured by Boats exceed 1.20% of the Average Annual Balance (as such term is defined in the Fee Letter) for such calendar year or partial calendar year, the Chase Servicer shall, in addition to its right to terminate the Agreement, have the right to (i) conduct a full audit of the operations and procedures of the Servicer with respect to the Accounts and (ii) require that the Servicer produce a detailed plan acceptable to the Chase Servicer for reducing Losses; or

                  (b) Either party may terminate this Agreement with respect to all Accounts other than the New Securitization Accounts in the event that the other party materially defaults in the performance of any of its respective covenants, agreements, representations, warranties, duties or obligations hereunder, which default shall not be substantially cured within forty-five (45) days after written notice is received by the other party specifying the default, or, with respect to any default which cannot be reasonably cured within forty-five (45) days, if the defaulting party fails to diligently proceed within forty-five (45) days to commence curing said default and thereafter to proceed with all due diligence to substantially cure the same, then the non-defaulting party may, by giving written notice thereof to the other party, terminate this Agreement as of a date specified in such notice of termination; provided, however, that in the event a breach of warranty cannot be reasonably cured, the non-defaulting party may not terminate this Agreement if the defaulting party indemnifies the non-defaulting party pursuant to Article X; or

                  (c) Either party may terminate this Agreement with respect to all Accounts other than the New Securitization Accounts immediately upon notice if the other party fails to make any other payment due under this Agreement within five (5) Business Days after receipt of notice thereof from the party entitled to payment.

                  12.4. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall become and be terminated with respect to any New Securitization Account immediately upon the termination of the Servicer as "Servicer" under the related New Securitization Servicing Agreement.


                  12.5. From and after the effective date of termination of this Agreement pursuant to Section 12.1, 12.2 or 12.3, the Servicer shall not be entitled to compensation for servicing the Accounts (other than the New Securitization Accounts) after such effective date and shall be relieved of further responsibility in connection therewith. In any such event the rights, duties, powers and authority of the Servicer hereunder with respect to all Accounts other than the New Securitization Accounts shall immediately terminate, and, without limitation, the Chase Servicer is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such termination, whether to complete the transfer and endorsement or assignment of the Accounts and related documents, or otherwise. The Servicer shall forthwith upon such termination pay over to the Chase Servicer all monies collected and held by it with respect to all Accounts other than the New Securitization Accounts pursuant to this Agreement, and shall deliver to the Chase Servicer (a) all documents relating to all Accounts being serviced hereunder other than the New Securitization Accounts, a payment history on each such Account, ledger cards, tax bills, accrual records and insurance policies and (b) a full accounting, including a statement showing the monthly payments or other payments collected by it and a statement of monies held by it with respect to the Accounts other than the New Securitization Accounts. The Servicer shall cooperate with the Chase Servicer in effecting any such termination and any successor servicer's administration of the Accounts.

                  12.6. From and after the effective date of termination of this Agreement with respect to any New Securitization Accounts pursuant to Section
12.4 hereof, the Servicer shall not be entitled to compensation for servicing such New Securitization Accounts after such effective date and shall be relieved of further responsibility in connection therewith. In any such event the rights, duties, powers and authority of the Servicer hereunder with respect to such New Securitization Accounts shall immediately terminate. The servicing of such New Securitization Accounts shall be transferred to a successor servicer in accordance with the related New Securitization Servicing Agreement.

                         ARTICLE XIII - CONFIDENTIALITY

                  13.1. The Servicer shall keep confidential and shall not make available to any Person not employed by the Servicer or any Affiliate, or its counsel, accountants or other experts, any information relating to the Accounts or reports without the specific authorization of the Chase Servicer unless such disclosure is necessary to comply with law or with the requirements of this Agreement; provided, however, that the Servicer may disclose such information as is necessary for the Servicer to perform and comply with each and every duty of the Servicer under any New Securitization Servicing Agreement or in connection with any New Securitization.

                  13.2. In order to permit the Servicer to perform its obligations hereunder, and to permit the Chase Servicer to assist the Servicer in doing so, the Chase Servicer and the Servicer may from time to time have access to each other's computer systems and certain of the data stored therein. The Chase Servicer and the Servicer will each use its best efforts not to access any information from the other except information reasonably needed to fulfill the terms of this Agreement. The Servicer and the Chase Servicer each agree that they shall treat as confidential, consistent with their duties and obligations hereunder, any information received from the other whether obtained through the other's computer system or otherwise and will only permit those employees engaged in the rendering of the services hereunder, or assisting the other in rendering services hereunder, to have access to the other party's computer system and the information with respect to the Accounts received from the other.

                ARTICLE XIV - SURVIVAL OF AGREEMENTS, WARRANTIES
                          COVENANTS AND REPRESENTATIONS

                  14.1. The covenants and indemnities of Chase, the Chase Servicer and the Servicer that are contained in this Agreement shall survive its termination for (i) a period of two (2) years with respect to (x) any claim asserted by Chase or the Chase Servicer against the Servicer or (y) any claim asserted by the Servicer against Chase or the Chase Servicer or (ii) a period of four (4) years with respect to any claim arising as a result of a claim asserted by a Person other than Chase, the Chase Servicer or the Servicer.

                           ARTICLE XV - MISCELLANEOUS

                  15.1. This Agreement and the Exhibits hereto set forth the entire agreement and understanding between Chase, the Chase Servicer and the Servicer and supersede any and all representations, promises, and statements, oral or written, made in connection with the subject matter of this Agreement and the negotiation hereof. No such representation, promise or statement not written in this Agreement and the Exhibits hereto shall be binding on the parties. Notwithstanding the foregoing, if any provision of this Agreement or the Exhibits hereto is found to be inconsistent with any provision of the Pooling and Servicing Agreements with respect to the Old Securitizations or the New Securitization Servicing Agreements with respect to the New Securitization Accounts, the provisions of such Pooling and Servicing Agreements or New Securitization Servicing Agreements, as the case may be, shall govern. This Agreement may not be varied or altered nor its provisions waived except by an agreement in writing executed by duly authorized officers of Chase, the Chase Servicer and the Servicer.

                  15.2. Any corporation or other entity (i) into which any party hereto may be merged or consolidated, (ii) which may result from any merger, conversion or consolidation to which any party hereto shall be a party or (iii) which may succeed to all or substantially all of the business of any party hereto, shall be bound to perform every obligation of such party under this Agreement and shall be successor to such party hereunder without execution or filing of any document or any further act by any of the parties hereto; provided, however, that, in accordance with Section 12.2 hereof, the Servicer shall not (i) merge with or consolidate into any other corporation, other than a merger by the Servicer into another wholly-owned subsidiary of The CIT Group Holdings Inc., without the prior written consent of the Chase Servicer, which such consent shall not be unreasonably withheld, or (ii) sell or otherwise dispose of all or substantially all of its property or assets, except to another wholly owned subsidiary of The CIT Group Holdings, Inc., without the prior written consent of the Chase Servicer.

                  15.3. This Agreement shall be binding upon and inure to the benefit of Chase, the Chase Servicer and the Servicer and each of their respective successors and assigns, provided, however, no party may assign or transfer this Agreement without the prior written consent of the others, which such consent shall not be unreasonably withheld, except that the Servicer may assign or transfer this Agreement to any of its Affiliates. In the event that any such assignee or transferee shall fail to perform any obligation or satisfy any liability undertaken or assumed by the Servicer hereunder, the Servicer shall remain obligated and be liable in accordance with the terms of this Agreement without diminution of any such obligation or liability by virtue of such assignment or transfer. Any assignment or transfer in violation of this paragraph shall constitute a material breach of this Agreement.

                  15.4. Captions in this Agreement are for convenience of reference only and are not to be considered as defining or limiting in any way the scope or intent of the provisions of this Agreement.

                  15.5. The waiver of any breach, term, provision, or condition of this Agreement shall not be construed to be a waiver of any other or subsequent breach, term, provision, or condition. All remedies afforded by this Agreement for a breach hereof shall be cumulative.

                  15.6. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and the enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  15.7. Wherever under this Agreement one party is required or permitted to give written notice to the others, such notice shall be deemed given upon receipt after its mailing by the party providing notice by certified mail or registered mail (postage prepaid) or by overnight delivery service addressed as follows:

In the case of the CMB, CUSA, CFAC, CFHI and the Chase Servicer:

                           c/o Chase Financial Corporation
                           250 W. Huron
                           Cleveland, Ohio  44113

                           Attn:  Chief Financial Officer

         With a copy to:

                           Chase Financial Corporation
                           250 W. Huron
                           Cleveland, Ohio  44113
                           Attn:  General Counsel

In the case of the Servicer:

                           The CIT Group/Sales Financing, Inc.
                           650 CIT Drive
                           Livingston, New Jersey  07039
                           Attn:  President

         With a copy to:

                           The CIT Group/Sales Financing, Inc.
                           715 South Metropolitan Avenue, Suite 150
                           Oklahoma City, Oklahoma  73108-2090
                           Attn:  John Alkire, Senior Vice President

Any writing which may be mailed pursuant to the foregoing may also be delivered by hand.

                  15.8. Anything in this Agreement to the contrary notwithstanding, Chase, the Chase Servicer and the Servicer shall be excused from performing any of their respective obligations under this Agreement, which are prevented or delayed by any occurrence not within their respective control including but not limited to strikes or other labor matters, destruction of or damage to any building, natural disasters, accidents, riots, or any regulation, rule, law, ordinance or order of any federal state or local government authority.

                  15.9. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single Agreement among the parties hereto.

                                          THE CHASE MANHATTAN BANK

                                          By: /s/ William Hoefling
                                              --------------------------------
                                              Title: Executive Vice President

                                          CHASE MANHATTAN BANK USA,
                                            NATIONAL ASSOCIATION

                                          By: /s/ William Hoefling
                                              --------------------------------
                                              Title: Director

                                          CHASE FINANCIAL ACCEPTANCE
                                            CORPORATION

                                          By: /s/ Thomas M. Boylan
                                              --------------------------------
                                              Title: Senior Vice President

                                          CHASE FINANCIAL HOLDINGS, INC

                                          By: /s/ Thomas M. Boylan
                                              --------------------------------
                                              Title: Senior Vice President

                                          CHASE FINANCIAL MANAGEMENT
                                            CORPORATION

                                          By: /s/ Thomas M. Boylan
                                              --------------------------------
                                             Title: Senior Vice President

                                          THE CIT GROUP/SALES FINANCING, INC.

                                          By: /s/ Frank Garcia
                                              --------------------------------
                                              Title: Vice President

                                                                     EXHIBIT 3.1

                               SERVICING STANDARDS

         A.       STANDARDS

                  1. Delinquent Accounts will be collected with the same care and diligence as those originated and owned by CIT. CIT staffing and expertise of staff will be consistent with those servicing its own portfolio.

                  2. Accounts will be downloaded to the autodialer at 11 days delinquent. Daily passes will be made between the hours of 7 a.m. and 11 p.m. Central Time on the accounts to contact the customers to collect the arrearage. After the Account has been on the autodialer more than 10 days without contact, a manual review will be made on the Account to determine the appropriate course of action. Accounts will be referred to manual collections when potentially 60 days delinquent and will remain assigned to a specific collector until cured. CIT will use the same prudent judgment to cure delinquents that it does with its own portfolio, utilizing, including, but not limited to, deferments, reschedules, settlements, etc.

                  3. Repossession will be initiated when it is evident the customer can no longer pay or the collateral is at risk.

                  4. If CIT utilizes consignment dealers to remarket collateral, total units at one dealership cannot exceed ten (10). All consignment dealers utilized must have a UCC-1 agreement and a consignment agreement satisfactory to Chase.

                  5. Total collection Accounts per employee cannot exceed eight hundred (800). Collection Accounts per employee defined as total Accounts entering collections in a month divided by total number of collectors assigned.

         B.       SERVICE POWERS

                  1. CIT requires Chase's approval for each repossession sale or short sale/settlement in which the present loss to balance exceeds 60% and the loan balance exceeds $30,000.

                  2.       CIT requires Chase's approval for each
                           non-repossession sale charge off in which the charge

                           off exceeds $50,000.

         C.       REPORTING

                  1. CIT must provide Chase a month-end report of all Accounts carried 30 days or more past due that have balances greater than $150,000. The report must include:

                           (a)      Account Number
                           (b)      Customer Name
                           (c)      Days Past Due
                           (d)      Balance
                           (e)      Brief Status

                  2. CIT must provide Chase a month-end report by product identifying total on-hand repossession inventory (number of units and dollar value), total repossession sales for the month, total percent loss to balance for month and year-to-date.

                  3. CIT must provide Chase a month-end report identifying all repossessions on-hand more than 90 days.

                  4. CIT must provide Chase a month-end report by product identifying total bankruptcy inventory (number of claims and dollar value) for the month and total litigation inventory (number of claims and dollar value) for the month.

                  5. CIT must provide Chase a terminal to access collection activity on Accounts real-time.

         D.       USE OF SUBCONTRACTORS/SUBSERVICERS

                  1. No use of subcontractors or subservicers is permitted with the exception of the hiring of vendors to perform an assigned function on an individual Account, (i.e. a company to perform a repossession/an attorney to handle a bankruptcy/litigation) or the use of third party collection agencies to collect post-charged off Accounts. Agency fees for primary placement should not exceed 25%. Fee schedule for repossessions pursuant to Section 8.3 of the Servicing Agreement will be a standard flat rate of $1000.00 (exclusive of sales commissions to dealers).


         E.       MISDIRECTED COLLECTIONS AND CORRESPONDENCE

                  1.       All correspondence will be mailed overnight to CIT.

         F.       SYSTEM CONVERSION PLAN

                  1.       Chase is reviewing plan to provide

                           (a) A file from TCS with collection comments of active accounts

                           (b) A file from BART with all repossession inventory information of transfer date.

         G.       TRANSFER PLAN FOR COLLECTIONS/REPOSSESSION

                  1.       CIT will have appropriate
                           collection/repossession/customer service personnel 1 to 3 weeks before transfer to work with counterparts to ensure a smooth hand-off.

         H.       STANDARDS

                  1. Current account will be serviced with the same care and diligence as those originated and owned by CITSF. CITSF staffing and expertise will be consistent with those servicing its own portfolio.

                  2. Performance measurements for the portfolio are as follows

                  Call Center:   Monthly Abandon Rate       Less than 8%
                  -----------
                                 Average Speed of Answer    Less than 45 seconds

                                 Hours of Operation         Call Center: 8:00 AM - 7:00 PM, M-F

                  Back Office:   Resolution Rate            Complete inquiries within 7-10 days

                                 Escalated Complaints       Completed in 3-5 days

                                 Lien Releases              Within normal processing (not to
                                                            exceed 45 days) or as dictated by state
                                                            parameter


                                 Overages Due to
                                 Customer                   Within normal processing (not to
                                                            exceed 60 days) or as dictated by state
                                                            parameter


         I.       SERVICE POWERS

                  1. CIT requires Chase approval for any loan balance write off in excess of $5,000.00 due to errors and omissions.

         J.       REPORTING

                  1. CIT must provide Chase a month-end report of the outstanding loan balances for the approximately 200 loans with previously placed credit/life insurance for as long as such loans shall be in existence. Chase agrees that such loans will be identified on the master loan file to facilitate this reporting requirement.

                  2.       CIT must provide Chase a month-end report detailing:

                           (a)      Call Volume
                           (b)      Abandon Rate
                           (c)      Number of Escalated Complaints

                  3. CIT must provide Chase a month-end report by product detailing any significant issue that impacted the agreed upon service quality and target resolution and timeframe.

                  4. CIT must provide Chase a month-end report for each calendar month until and including March 1998 of all loans which were (i) originated after February 1, 1997 and (ii) paid off in full as of the previous month. Such report shall include: customer name, account number, dealer name, dealer number, contract date and effective date of payoff. In connection with such report, CIT shall also provide Chase conversion tables for account numbers and dealer numbers.

         K.       NOTIFICATION


                  1. CIT must provide Chase (names to be provided) notice immediately, or no later than 24 hours after the occurrence, of:

                           (a)      An unplanned shut down
                           (b)      A disaster recovery situation and re-up plan

                  2. CIT must provide Chase (names to be provided) at least 48 hours advance notice of:

                           (a)      A planned shut down (meetings, etc.)
                           (b)      A system shut down that would impact
                                    servicing.

         L.       MISDIRECTED CORRESPONDENCE

                  1. All correspondence will be mailed to CIT, or to Chase if received by CIT in error, overnight.

         M.       TRANSFER PLAN FOR SERVICING

                  1. CIT will have appropriate staffing personnel hired and trained 3 weeks prior to the transfer of servicing.

         N.       TRAINING/MONITORING

                  1. All CIT servicing reps, including phone center and back office will receive at least 1 week of product and systems training.

                  2. Service quality evaluations will be done on all reps at least once a month with retraining sessions scheduled as needed based on performance monitoring.

                                                                     EXHIBIT 4.1


         CONTINUING RESPONSIBILITIES OF CMB AND THE CHASE SERVICER UNDER
                             THE OLD SECURITIZATIONS


1. CFAC Grantor Trust 1991-A. The Chase Servicer shall remain responsible for the duties and obligations of the Servicer with respect to Sections 5.09(a), 5.09(b), 5.09(d), 5.11(a), 5.11(c), 5.11(d), 5.11(e), 5.12,
         10.02 and 11.06(c) of the Pooling and Servicing Agreement, dated as of December 1, 1991, among CFAC, as Seller, CFMC, as Servicer, and Sumitomo Bank of New York Trust Company, a New York trust company, as Trustee of the CFAC Grantor Trust 1991-A.

2. CBNJ Boat Loan Trust 1994-1. CMB shall remain responsible for the duties and obligations of the Servicer with respect to Sections 5.09(a), 5.09(b), 5.09(d), 5.11(a), 5.11(c), 5.11(d), 5.11(e), 5.12,
         10.02 and 11.06(c) of the Pooling and Servicing Agreement, dated as of June 9, 1994, among CMB, as Seller and Servicer, CFMC, as Subservicer, and Bankers Trust Company, a New York banking corporation, as Trustee of CBNJ Boat Loan Trust 1994-1.

                                                                    EXHIBIT 6.15


                           PAYMENT PROCESSING SEQUENCE


ALS - Precompute and Simple Interest Accounts

Primary Sequence --  INTEREST*, DEALER RESERVE INTEREST*, FORCE PLACED
                     INSURANCE, PRINCIPAL

Overage Sequence --  LATE CHARGES, INTEREST, FORCE PLACED INSURANCE,
                     PRINCIPAL

ACLS - Precompute, Simple Interest & Fixed Amortizations

Primary Sequence --  EXTENSION FEES, INTEREST, INSURANCES, PRINCIPAL, LATE
                     CHARGES, FORCE PLACED INSURANCE, EXPENSES

Overage Sequence --  INTEREST, LATE CHARGES, INSURANCE, FORCE PLACED
                     INSURANCE, EXPENSES, EXTENSIONS, PRINCIPAL

--------
* The sum of (i) interest and (ii) dealer reserve interest equals the total customer finance charge.